Exhibit 10.1

77 4th Avenue, 5th Floor
Waltham, MA 02451

August 30, 2019

Dear Mike,

It is with great pleasure that I offer you the role of acting Chief Financial Officer of Care.com, Inc. (the “Company”), subject to the terms set forth below.
You will assume the role of acting Chief Financial Officer on August 30, 2019 and will report directly into the Chief Executive Officer of the Company during your time in this role.
Fixed Cash Compensation
Your base salary will remain at $9,423.08 (annualized at $245,000) paid bi-weekly in accordance with normal payroll practices. You will receive an additional $1,538.46 bi-weekly (annualized at $40,000) until the start date of a permanent Chief Financial Officer, if this is not you. Your cash compensation may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. If you are offered the permanent Chief Financial Officer role your fixed cash compensation may be adjusted accordingly.
Incentive Cash Compensation
Your annual bonus target is being increased to 40% effective August 30, 2019. This bonus target will include both your base salary wages as well as your additional acting Chief Financial Officer cash compensation for the time within the year it is effective.
I am also pleased to include a cash transition incentive in the amount up to $100,000 minus applicable taxes. The first 50% of this award will be made payable when the permanent Chief Financial Officer, regardless of whom that may be, signs an offer letter with the Company, provided you are employed by the Company as of the date of such signing. The final 50% will be made payable 90 days following the start date of the permanent Chief Financial Officer, if this is not you, provided you are employed by the Company as of such date. In the event you are named the permanent Chief Financial Officer, this remaining 50% will be forfeited.
Stock-Based Compensation
Finally, Subject to the approval of the Board of Directors of the Company you will be granted under the Care.com, Inc. 2014 Equity Incentive Plan (“the Plan”) such number of restricted stock units (“RSUs”) having an aggregate value of $300,000 (“your Grant”), rounded down to eliminate fractional RSUs. For the purpose of determining the value of your Grant, each RSU will be deemed to have a value equal to the average closing price of Care.com’s common stock, as listed on the New York Stock Exchange, over the thirty-day period immediately preceding, but excluding, the grant date. Subject to your continued employment by the Company, 12.5% of the RSUs in your Grant will vest on December 9, 2019 and an additional 12.5% will vest at the end of each successive 3-month period thereafter until September 9, 2021. The RSUs comprised by your Grant shall be subject to customary terms and conditions applicable to Company RSUs generally, including those set forth in the Plan and the related RSU agreement to be entered into between you and the Company

Exhibit 10.1

77 4th Avenue, 5th Floor
Waltham, MA 02451

I can speak for the entire organization when I say thank you for everything you have done and continue to do for the Company, and for stepping into this important role. Your impact has been immeasurable.

/s/ Sheila Lirio Marcelo
Sheila Lirio Marcelo
Founder, Chairwoman and Chief Executive Officer

I hereby accept and agree to the terms set forth in this letter.

/s/ Michael Goss	August 30, 2019
Michael Goss	Date